September 2013 Pricing Sheet dated September 27, 2013 relating to Preliminary Terms No. 47 dated September 19, 2013 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in Currencies

Buffered PLUS due October 30, 2014

Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Brazilian real + Indian rupee + Russian ruble + Australian dollar

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — SEPTEMBER 27, 2013
Issuer:	JPMorgan Chase & Co.
Maturity date:	October 30, 2014, subject to adjustment for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 3-I
Aggregate principal amount:	$4,663,490
Basket:	Reference currencies	Reference currency weight	Reference source and applicable time	Starting Spot Rate
	Brazilian real (“BRL”)	25%	Reuters: BRFR (offer rate) at approximately 1:15 p.m., Sao Paulo time	2.2571
	Indian rupee (“INR”)	25%	Reuters: RBIB at approximately 12:30 p.m., Mumbai time	61.8110
	Russian ruble (“RUB”)	25%	Reuters: EMTA; between 12:00 and 12:30 p.m., Moscow time	32.4285
	Australian dollar (“AUD”)	25%	Reuters: WMRSPOT12 at approximately 4:00 p.m., Greenwich Mean Time	0.93155
Payment at maturity:	▪ If the basket has strengthened relative to the U.S. dollar such that the ending basket level is greater than the starting basket level, for each $10 stated principal amount Buffered PLUS,
	$10 + leveraged upside payment
	▪ If the basket has remained unchanged or weakened relative to the U.S. dollar such that the ending basket level is equal to the starting basket level or is less than the starting basket level by an amount less than or equal to the buffer amount of 12.20%, for each $10 stated principal amount Buffered PLUS,
	$10
	▪ If the basket has weakened relative to the U.S. dollar such that the ending basket level is less than the starting basket level by an amount greater than the buffer amount of 12.20%, for each $10 stated principal amount Buffered PLUS,
	$10 × (1 + basket return + buffer amount), subject to the minimum payment at maturity
	This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than the minimum payment at maturity.
Leveraged upside payment:	$10 × basket return × leverage factor
Basket return:	(ending basket level – starting basket level) / starting basket level
Leverage factor:	200%
Buffer amount:	12.20%
Maximum payment at maturity:	Any positive basket return is inherently capped at a maximum of 100%. Accordingly, the maximum leveraged upside payment is $20 per Buffered PLUS, and the maximum payment at maturity is $30 per Buffered PLUS. See “How Do the Reference Currency Return Formulas Work?”
Minimum payment at maturity:	$1.22 per Buffered PLUS (12.20% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	September 27, 2013
Original issue date:	October 2, 2013
CUSIP / ISIN:	48126H357 / US48126H3571
	Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.20	$9.80
Total	$4,663,490	$93,269.80	$4,570,220.20

(1)	See “Additional Information about the Buffered PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Buffered PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 3-I.

The estimated value of the Buffered PLUS on the pricing date as determined by JPMS was $9.723 per $10 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — JPMS’s estimated value of the Buffered PLUS” in the accompanying preliminary terms for additional information.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. 3-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Buffered PLUS” at the end of this document.

Preliminary Terms no. 47 dated September 19, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313005516/dp40794_fwp-3p471.htm

Product supplement no. 3-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007592/e46167_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Buffered PLUS due October 30, 2014

Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page
Starting basket level:	Set equal to 100 on the pricing date
Ending basket level:	The basket closing level on the valuation date
Basket closing level:

The basket closing level on the valuation date will be calculated as follows:

100 × [1 + sum of (reference currency return of each reference currency × reference currency weight of each such reference currency)]

Reference currency return:

With respect to each reference currency other than AUD: (starting spot rate – ending spot rate) / starting spot rate

With respect to AUD: (ending spot rate – starting spot rate) / ending spot rate

These formulas effectively limit the contribution of each reference currency to a 100% return but do not limit negative reference currency return. See “How Do the Reference Currency Return Formulas Work?” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Examples 3 and 4" in this document for more information.

Starting spot rate:	With respect to each reference currency, the spot rate on the pricing date.
Ending spot rate:	With respect to each reference currency, the spot rate on the valuation date.
Spot rate:

With respect to each reference currency other than AUD, on any relevant day, the reference currency per one U.S. dollar spot rate as reported by the applicable reference source at approximately the applicable time as specified on the front cover

With respect to AUD, on any relevant day, the U.S. dollar per one AUD spot rate as reported by the applicable reference source at approximately the applicable time as specified on the front cover

Currency business day:	A “currency business day,” with respect to each reference currency, means a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the applicable Reference Currency (with respect to the Brazilian real, Sao Paulo, Brazil; with respect to the Indian rupee, Mumbai, India; with respect to the Russian ruble, Moscow, Russia; and with respect to the Australian dollar, Sydney, Australia) and (b) banking institutions in The City of New York and such principal financial center for such reference currency are not otherwise authorized or required by law, regulation or executive order to close.
Base currency:	For purposes of the accompanying product supplement, the U.S. dollar is the base currency.
Valuation date:	October 27, 2014, subject to adjustment for non-currency business days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Least Performing Component Notes or Basket Notes” in the accompanying product supplement no. 3-I
Listing:	The Buffered PLUS will not be listed on any securities exchange.

September 2013	Page 2